Exhibit 4.1
OPEN TEXT CORPORATION
(the “Company”)

2004 STOCK OPTION PLAN

As amended September 14, 2020

1.        PURPOSE OF THE PLAN

1.1        This 2004 Stock Option Plan has been established by the Company to provide long-term incentives to attract, motivate and retain certain key employees, officers and directors of, and consultants providing services to, the Company.

2.        DEFINITIONS

2.1        In this Plan, the following terms have the following meanings:

"Affiliate" has the meaning ascribed to that term in the Securities Act (Ontario);

"Applicable Law" means any applicable provision of law, domestic or foreign, including, without limitation, applicable securities legislation, together with all regulations, rules, policy statements, rulings, notices, orders or other instruments promulgated thereunder and Stock Exchange Rules;

"Associate" has the meaning ascribed to that term in the Securities Act (Ontario);

"Board" means the board of directors of the Company;

"Business Day" means any day other than a Saturday, a Sunday or a statutory holiday observed in the Province of Ontario;

"Company" means Open Text Corporation, its subsidiaries and their respective successors and assigns, and any reference in the Plan to action by the Company means action by or under the authority of the Board or any person or the Committee that has been designated for that purpose by the Company;

"Committee" means a committee, if any, created by the Board to administer the Plan pursuant to the provisions contained herein;

"Consultant" means a person providing on-going services to the Company excluding, for greater certainty, a Director of the Company;

"Date of Grant" of an Option means the date the Option is granted to a Participant under the Plan;

"Designated Number" has the meaning ascribed to it in Subsection 3.2(a) hereof;

"Designated Percentage" has the meaning ascribed to it in Subsection 3.2(c) hereof;

"Director" means a member of the Board;

"Earliest Exercise Date" has the meaning ascribed to it in Subsection 3.2(d) hereof;

"Effective Date" means the 26th day of October 2004, when this Plan was approved by the Board;

"Eligible Employee" has the meaning ascribed to it in Section 3.1 hereof;

"Exercise Notice" has the meaning ascribed to it in Subsection 3.5(a) hereof;

"Expiry Time" means, in relation to an Option, 5:00 p.m. (Toronto time) on the Latest Exercise Date;

"Insider" means:

(i)    an insider as defined in the Securities Act (Ontario), other than a person who falls within that definition solely by virtue of being a director or senior officer of a subsidiary of the Company; and

(ii) an Associate of any person who is an insider by virtue of (i), above;

"ISO" has the meaning ascribed to it in Section 9.1 hereof;

"Latest Exercise Date" has the meaning ascribed to it in Subsection 3.2(e) hereof;

"Market Price" on any date means, in respect of the Shares, the closing price of the Shares on the trading day immediately preceding such date on the quotation system or stock exchange on which the greatest volume of trading of Shares has occurred on that trading day;

"Non-Executive Director" means any Director of the Company who is not an employee or officer of the Company or any Affiliate;

"Offeror" or "offeror" has the meaning ascribed to that term in the Securities Act (Ontario);

"Option" means a right granted under the Plan to a Participant to purchase Shares in accordance with the Plan;

"Option Price" has the meaning ascribed to it in Subsection 3.2(b) hereof;

"Option Year" in respect of an Option means the year commencing on the Earliest Exercise Date of the Option or on any anniversary of such date, and ending prior to or on the Latest Exercise Date;

"Original Security" has the meaning ascribed to it in Section 5.5 hereof;

"Outstanding Issue" means the aggregate number of Shares that are outstanding immediately prior to the Share issuance in question, excluding Shares which have been issued pursuant to Share Compensation Arrangements within the preceding one year period;

"Participant" means an Eligible Employee who has agreed to participate in the Plan on such terms as the Company may specify at the time he or she is designated as an Eligible Employee;

"Plan" means this 2004 Stock Option Plan, as amended and restated from time to time;

"Replacement Security" has the meaning ascribed to it in Section 5.5 hereof;

"Shares" means common shares of the Company, and include any shares of the Company into which such shares may be converted, reclassified, subdivided, consolidated, exchanged or otherwise changed, whether pursuant to a reorganization, amalgamation, merger, arrangement or other form of reorganization;

"Share Compensation Arrangement" means a stock option, stock option plan, stock purchase plan where the issuer provides financial assistance or matches the whole or a portion of the purchase price of the securities being purchased, stock appreciation rights involving the issuance of securities from treasury, or any other compensation or incentive mechanism involving the issuance or potential issuance of securities to one or more an employee, Insider or Consultant of the Company or any Affiliate, including a share purchase from treasury which is financially assisted by the Company by way of a loan, guaranty or otherwise;

"Stock Exchange Rules" means the applicable rules of any stock exchange or quotation system upon which shares of the Company are listed or quoted, as applicable;

"Take-over Bid" means a take-over bid, as defined in the Securities Act (Ontario), which is a "formal bid" as defined in such Act, and which is made for all of the issued and outstanding Shares in the capital of the Company and may exclude (i) those Shares in the capital of the Company which are then owned by the offeror under such Take-over Bid, and/or (ii) those Shares in the capital of the Company which the offeror under such Take-over Bid then otherwise has, directly or indirectly, the right to acquire.

"Unexercisable Shares" has the meaning ascribed to it in Subsection 3.5(b) hereof;

"US Optionee" has the meaning ascribed to it in Section 9.1 hereof;

"Value" on any date means the amount of the expense associated with the grant of an Option or Share Compensation Arrangement, as applicable, as determined in accordance with United States generally accepted accounting principles (as determined in accordance with the Black-Scholes option pricing model) and reflected in the financial statements of the Company; and

"Vesting Date" has the meaning ascribed to it in Subsection 3.2(c) hereof.

2.2        In this Plan, unless the context requires otherwise, references to the male gender include the female gender, words importing the singular number may be construed to extend to and include the plural number, and words importing the plural number may be construed to extend to and include the singular number.

3.        GRANT OF OPTIONS AND TERMS

3.1        The Company may, from time to time, designate one or more bona fide full-time employees of the Company, Consultants or Directors as "Eligible Employees" for the purposes of the Plan. If such a person agrees to participate in the Plan on such terms as the Company may specify at the time he or she is designated as an Eligible Employee, he or she shall become a Participant in the Plan.

3.2        The Company may, from time to time, grant an Option to a Participant to acquire Shares in accordance with the Plan. In granting such Option, subject to the provisions hereof, the Company shall designate,

(a)the maximum number (the "Designated Number") of Shares which the Participant may purchase under the Option;

(b)the price (the "Option Price") per Share at which the Participant may purchase his or her Shares under the Option, which price shall be determined by the Company in accordance with Section 3.3 hereof;

(c) a percentage of the Designated Number (the "Designated Percentage"), determined in accordance with Section 3.4 hereof, representing the maximum number of Shares that may be purchased by a Participant pursuant to the exercise of that Option in each year during the term of such Option, and the date after which such Shares may be purchased (the "Vesting Date"); provided that if a Participant exercises an Option and purchases fewer Shares than the Designated Percentage in any year during the term of the Option, any remaining portion of the Designated Percentage of Shares shall be available for purchase at any time subsequent to the

Vesting Date for such Option and prior to the Expiry Time, in addition to Shares otherwise becoming available to the Participant for purchase after any subsequent Vesting Date.

(d)the earliest date (the "Earliest Exercise Date") on which the Option may be exercised, which may be the Date of Grant;

(e)the latest date (the "Latest Exercise Date") on which the Option may be exercised, which shall be no later than seven (7) years after the Date of Grant, provided that if at any time the Latest Exercise Date should be determined to occur either during a period in which the holder of the Option is restricted from trading in securities of the Company under the insider trading policy or other policy of the Company or within ten Business Days following such a period, the Latest Exercise Date shall be deemed to be the date that is the tenth Business Day following the date of expiry of such period; and

(f)with respect to Options granted pursuant to Section 9 hereof, whether the Option is intended to constitute an ISO.

3.3        The Option Price in respect of an Option shall be determined by the Company, but shall be not less than the Market Price of the Company's Shares on the Date of Grant of the Option provided that if the Shares are not then traded on a stock exchange or on a quotation system, the Option Price shall be the fair market value of the Shares as determined in good faith by the Board.

3.4        The Designated Percentage in respect of an Option shall be determined by the Company in its sole discretion, however, if the Company does not specify otherwise, then the Designated Percentage shall be twenty-five percent (25%).

3.5        If a Participant should die and the circumstances specified in Section 3.6 had not occurred in relation to such Participant and such Participant, at the time of his or her death, held an Option(s) in respect of which the Expiry Time had not then occurred:

(a) in the case of each Option so held by the deceased Participant which had vested and was exercisable with respect to some or all of the Shares forming the subject matter thereof as at the date of the death of the deceased Participant, the legal representatives of the deceased Participant shall be entitled to send a notice in writing (an "Exercise Notice") to the Company advising that they wish to exercise such Option which notice, to be effective, must be actually received by the Company by no later than the earlier of 5:00 p.m. (Toronto time) on the date which is the 180th day following the date of the death of such deceased Participant and the Expiry Time, and must specify the number of Shares in respect of which such Option is wished to be exercised (provided that such exercise can only be in respect of up to that number of Shares that the deceased Participant could have exercised such Option as at the date of his or her death, subject to Subsection 3.5(b) hereof). In the event that:

(i)an effective Exercise Notice is actually received by the Company by no later than the earlier of 5:00 p.m. (Toronto time) on the date which is the 180th day following the date of the death of such deceased Participant and the Expiry Time, then the Company shall issue to the estate of the deceased Participant that number of Shares as were specified in the Exercise Notice (provided that the maximum number of Shares which can be issued shall not exceed that number of Shares for which the deceased Participant could have exercised such Option as at the date of his or her death, subject to Subsection 3.5(b) hereof), which issuance shall occur as soon as practicable thereafter. If the Exercise Notice so received is in respect of less than the maximum number of Shares for which the deceased Participant could have exercised such Option as at the date of his or her death, such Option shall, subject to Subsection 3.5(b) hereof, in all respects cease and terminate and be of no further force or effect whatsoever as to such of the Shares in respect of which such Option had not been previously exercised; and

(ii)an effective Exercise Notice is not actually received by the Company by the earlier of 5:00 p.m. (Toronto time) on the date which is the 180th day following the date of the death of such deceased Participant and the Expiry Time, such Option shall, subject to Subsection 3.5(b) hereof, in all respects cease and terminate and be of no further force or effect whatsoever as to such of the Shares in respect of which such Option had not been previously exercised;

(b)in the case of each Option so held by the deceased Participant which:

(i)was not vested and was not exercisable with respect to all of the Shares forming the subject matter thereof as at the date of the death of the deceased Participant; and/or

(ii) was not exercised on or prior to the earlier of 5:00 p.m. (Toronto time) on the date which is the 180th day following the death of such deceased Participant and the Expiry Time with respect to all of the Shares in respect of which it could have been exercised as at the date of the death of the deceased Participant,

(the Shares in respect of which such Option was then not exercisable or exercised being collectively referred to in this Subsection 3.5(b) as the "Unexercisable Shares") such Option may, with the prior written consent of the Company (which consent may be given or withheld by the Company in its sole and arbitrary discretion), be exercised by the deceased Participant's legal representatives with respect to up to that number of the Unexercisable Shares as the Company may, in its sole and arbitrary discretion, designate and advise such legal representatives of by notice in writing given within one year following the date of the death of the deceased Participant, provided that any such exercise is made by the deceased Participant's legal representatives pursuant to a written notice of exercise given by them to the Company on or prior to the earlier of 5:00 p.m. (Toronto time) on the date which is the 60th day following the giving of such notice by the Company and the Expiry Time and, if such a notice of exercise is given by the legal representatives of the deceased Participant, the Company shall issue to the estate of the deceased Participant that number of Shares as were specified in the notice of exercise, which issuance shall occur as soon as practicable thereafter.

3.6 (a)Except as otherwise provided in subsection 3.6(b) or in a written agreement with the Company, and approved by the Board, and subject to subsection 11.8, if a Participant:

(i)resigns or is discharged as, or otherwise ceases to be, an employee or officer of the Company; or

(ii)was engaged as a Consultant and is not an employee or officer of the Company, and such Participant resigns from such engagement, the engagement is terminated or otherwise ceases to be so engaged,

immediately after the earlier of 5:00 p.m. (Toronto time) on the 90th day following the date of the occurrence of any such resignation, discharge, removal or termination other than by reason of death as contemplated in Section 3.5 (and without the requirement for any further act or formality including, without limitation, the giving of any notices) and the Expiry Time each and every Option granted to such Participant under the Plan, which has not been exercised by said time shall in all respects immediately cease and terminate and be of no further force or effect whatsoever as to the Shares in respect of such Option, regardless of whether or not such Option had vested with respect to such Shares. And for greater clarity, if the discharge, removal or termination is initiated by the Company, the date of occurrence means the date that notice is given by the Company to the Participant.

(b)Except as otherwise provided in a written agreement with the Company, and approved by the Board, and subject to subsection 11.8, if a Participant:

(i) is discharged or terminated as an employee or officer of the Company for cause; or

(ii)was engaged as a Consultant and is not an employee or officer of the Company, and the engagement is terminated by the Company for cause or breach of duty,

immediately upon the occurrence of any such discharge, removal or termination other than by reason of death as contemplated in Section 3.5 (and without the requirement of any further act or formality including, without limitation, the giving of any notices) each and every Option granted to such Participant under the Plan, which had not been exercised prior to such occurrence, shall in all respects immediately cease and terminate and be of no further force or effect whatsoever as to Shares in respect of such Options, regardless of whether or not such Option had vested with respect to such Shares. And for greater clarity, the date of the occurrence of the discharge or termination, means the date that the notice is given by the Company to the Participant.

For greater certainty, the Company shall in its sole and absolute discretion determine whether "cause" or a "breach of duty" exists with respect to a discharge or termination.

3.7        Participation in the Plan shall be entirely voluntary and any decision not to participate shall not affect the employment of any Eligible Employee with the Company.

3.8        The Company shall in its sole discretion, subject only to the terms of this Plan, determine the terms of all Options.

4.        EXERCISE OF PARTICIPANTS' OPTIONS

4.1        Subject to earlier termination as provided for in Sections 3.5, 3.6 and 6.3, a Participant's Option shall terminate and may not be exercised after the Latest Exercise Date.

4.2        Other than as provided for in Sections 3.5, 3.6 and 6.3, the exercise of an Option under the Plan shall be made by notice to the Company in writing specifying and subscribing for the number of Shares in respect of which the Option is being exercised at that time and accompanied by a certified cheque or other means of cash payment satisfactory to the Company in the amount of the aggregate Option Price for such number of Shares. As of the day the Company receives such notice and such payment, the Participant (or the person claiming through him or her, as the case may be) shall be entitled to be entered on the share register of the Company as the holder of the number of Shares in respect of which the Option was exercised and as promptly as possible thereafter shall be delivered a certificate representing that number of Shares.

4.3        Upon the exercise of any Option, the Company shall have the right to require the Participant to remit to the Company an amount sufficient to satisfy all federal, provincial, state and local withholding tax requirements, if any, prior to the delivery of any certificate or certificates for Shares.

4.4        Upon the disposition of any Shares acquired through the exercise of an Option, the Company shall have the right to require the Participant to remit to the Company an amount sufficient to satisfy all federal, provincial, state and local withholding tax requirements, if any, as a condition to the registration of the transfer of such Shares on its books. Whenever payments are to be made under the Plan to the Company in cash or by certified cheque, such payments shall be net of any amount sufficient to satisfy all federal, provincial, state and local withholding tax requirements.

5.        MAXIMUM NUMBER OF SHARES TO BE ISSUED UNDER THE PLAN

5.1        The maximum number of Shares which may be issued under Options granted and outstanding pursuant to this Plan by the Company to Participants is 39,200,000.

5.2        No Options shall be granted to any Participant if the total number of Shares issuable to such Participant under this Plan, together with any Shares reserved for issuance to such Participant under options for services or any other stock option plans, would exceed 5% of the then issued and outstanding Shares.

5.3        No Options shall be granted to any Participant if such grant could result, at any time, in:

(a)the aggregate number of Shares issuable to Insiders at any time and issued to Insiders within the one-year period prior to such time pursuant to Options or other Share Compensation Arrangements exceeding 10% of the then issued and outstanding Shares;

(b)the aggregate number of Shares reserved for issuance subsequent to December 7, 2006 pursuant to Options granted under this Plan or any other Share Compensation Arrangements in effect as of December 7, 2006 to Non-Executive Directors exceeding 0.49% of the then issued and outstanding Shares;

(c)the aggregate Value of Options granted under this Plan to, or any other Share Compensation Arrangements entered into with, a Non-Executive Director during any fiscal year of the Company exceeding $100,000; or

(d)the issuance to any one Insider and such Insider’s Associates, within a one-year period, pursuant to Options or any other stock option plan of an aggregate number of Shares exceeding 5% of the then issued and outstanding Shares.

5.4        If any Option is terminated, cancelled or has expired without being fully exercised, any unissued Shares which have been reserved to be issued upon the exercise of the Option shall become available to be issued upon the exercise of Options subsequently granted under the Plan, provided that any such termination or cancellation of Options shall be conducted in accordance with the Stock Exchange Rules.

5.5        If an Option held by a Participant (an “Original Security”) is terminated or cancelled (other than pursuant to Article 6), no new Option (a “Replacement Security”) shall be granted to the Participant prior to the Latest Exercise Date of the Original Security unless the Option Price of the Replacement Security is equal to or greater than the Option Price of the Original Security.

6.        ANTI-DILUTION AND TAKE-OVER BID PROVISIONS

6.1        Notwithstanding any other provision of the Plan, in the event of any change in the Shares by reason of any stock dividend, split, recapitalization, reclassification, amalgamation, arrangement, merger, consolidation, combination or exchange of Shares or distribution of rights to holders of Shares or any other form of corporate reorganization whatsoever, an equitable adjustment shall be made to any Options then outstanding and in the Option Price in respect of such Options. Such adjustment shall be made by the Board and, subject to Applicable Law, shall be conclusive and binding for all purposes of the Plan.

6.2        The Company shall not be required to issue fractional shares in satisfaction of its obligations hereunder. Any fractional interest in a Share that would, except for the provisions of this Section 6.2, be deliverable upon the exercise of any Option shall be cancelled and not be deliverable by the Company.

6.3        If a Take-over Bid is made, then, notwithstanding Subsections 3.2(c), (d) and (e) hereof, but subject to the other provisions of the Plan, the following shall apply:

(a)The Company may, in its sole and arbitrary discretion, give its express consent to the exercise of any Options which are outstanding at the time that such Take-over Bid was made regardless of whether such Options have vested in accordance with Subsection 3.2(c).

(b)If the Company has so expressly consented to the exercise of any Options outstanding at the time that such Take-over Bid was made, the Company shall, immediately after such consent has been given, give a notice in writing (a "Take-over Bid Notice") to each Participant then holding unexpired Options (whether vested or not) advising of the making of the Take-over Bid and such notice shall provide reasonable particulars of the Take-over Bid and shall specify that the Participant may conditionally exercise all or any portion of any such unexpired Options then held by the Participant in accordance with Subsection 6.3(c) below.

(c)If a Participant wishes to conditionally exercise any such Option, such exercise shall be made by notice in writing to the Company at any time during the period commencing on the date of the Take-over Bid Notice and ending on the date which is the earlier of the 10th day following the giving of the Take-over Bid Notice and the day immediately preceding the date specified in the Take-over Bid as the last date on which the offer therein provided for may be taken up. Such notice shall specify and conditionally subscribe for the shares (the "Specified Shares") issuable upon conditional exercise of such Option and shall be accompanied by a certified cheque or other means of cash payment satisfactory to the Company in the amount of the aggregate Option Price for such number of Specified Shares. The conditional exercise of the Option and the conditional subscription for the Specified Shares shall be conditional upon: (i) the Participant tendering the Specified Shares into the Take-over Bid, and (ii) the completion of the Take-over Bid on or before the expiry of the Take-over Bid (which shall include the irrevocable obligation of the offeror to take up and pay for all Specified Shares deposited under the Take-over Bid). Provided that, if necessary in order to permit such Participant to participate in the Take-over Bid, the Options so exercised shall be deemed to have been exercised and the issuance of the Specified Shares issuable upon such exercise shall be deemed to have been issued, effective as of the first Business Day immediately prior to the date on which the Take-over Bid was made.

(d)If, upon the expiry of the applicable Option exercise period specified in Subsection 6.3(c) above, the Take-over Bid is completed and a Participant did not, prior to the expiration of such exercise period, conditionally exercise the entire or any portion of the Option which such Participant could have exercised in accordance with the provisions of this Section 6.3, then, as of and from the expiry of such exercise period, the Participant shall cease to have any further right to exercise such Option, in whole or in part, and each such Option shall be deemed to have expired and shall be null and void.

(e)In no event shall the Participant be entitled to sell the Specified Shares otherwise than pursuant to a Take-over Bid.

7.        LOANS OR GUARANTEES FOR LOANS TO PARTICIPANTS

7.1        Subject to Applicable Law, the Company may, at any time, in its sole discretion, arrange for the Company to make loans or provide guarantees for loans by financial institutions to assist Participants to purchase Shares upon the exercise of the Options so granted and to pay any tax exigible upon exercise of the Options. Such loans shall bear interest at such rates, if any, and be on such other terms as may be determined by the Company, provided however, that the repayment of such loans shall in each case be secured by the Shares purchased with the proceeds of such loans and shall not exceed the term of the Option and the Company shall, in its sole discretion, determine the procedures, documents and other steps necessary or desirable to secure the repayment of such loans with such Shares.

8.        ACCOUNTS AND STATEMENTS

8.1        The Company shall maintain records of the details of each Option granted to each Participant under the Plan, including the Date of Grant, Designated Number, the Option Price of each Option, the Vesting Date or Dates, the Latest Exercise Date or Dates, the number of Shares in respect of which the Option has been exercised and the maximum number of Shares which the Participant may still purchase under the Option. Upon request therefore from a Participant and at such other times as the Company shall determine, the Company shall furnish the Participant with a statement setting forth the details of his Options. Such statement shall be deemed to have been accepted by the Participant as correct unless written notice to the contrary is provided to the Company within thirty (30) days after such statement is given to the Participant.

9.        OPTIONS GRANTED TO US RESIDENTS OR CITIZENS

9.1        Any Option granted under this Plan to a Participant who is a citizen or resident of the United States (including its territories, possessions and all areas subject to the jurisdiction) (a "U.S. Optionee") may be an incentive stock option (an "ISO") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, of the United States (the "Code"), but only if so designated by the Company in the agreement evidencing such Option. No provision of this Plan, as it may be applied to a US Optionee, shall be construed so as to be inconsistent with any provision of Section 422 of the Code. Grants of Options to US Optionees which are not ISO's may be granted pursuant to Section 3 hereof. Notwithstanding anything in this Plan contained to the contrary, the following provisions shall apply to ISO's granted to each US Optionee:

(a) ISO's shall only be granted to US Optionees who are, at the time of grant, officers or key employees;

(b)the aggregate fair market value (determined as of the time an ISO is granted) of the Shares subject to ISO's exercisable for the first time by a US Optionee during any calendar year under this Plan and all other Stock Option Plans, within the meaning of Section 422 of the Code, of the Company shall not exceed One Hundred Thousand Dollars in US funds (US $100,000); provided that options for Shares which exceed such aggregate fair market value shall not be void, but shall instead be options which are granted under Section 3 hereof and are not ISOs;

(c)the Option Price for Shares under each ISO granted to a US Optionee pursuant to this Plan shall be not less than the fair market value of such Shares at the time the Option is granted, as determined in good faith by the Board at such time;

(d)if any US Optionee to whom an ISO is to be granted under the Plan at the time of the grant of such ISO is the owner of shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company, then the following special provisions shall be applicable to the ISO granted to such individual:

(i)the Option Price (per Share) subject to such ISO shall not be less than one hundred ten percent (110%) of the fair market value of one Share at the time of grant; and

(ii)for the purposes of this Section 9 only, the option exercise period shall not exceed five (5) years from the Date of Grant;

(e)no Option may be granted hereunder to a US Optionee following the expiration of ten (10) years after the date on which this Plan is adopted by the Company or the date on which the Plan is approved by the shareholders of the Company, whichever is earlier; and

(f)no Option granted to a US Optionee under the Plan shall become exercisable unless and until the Plan shall have been approved by the shareholders of the Company.

10. NOTICES

10.1        Any payment, notice, statement, certificate or other instrument required or permitted to be given to a Participant or any person claiming or deriving any rights through him or her shall be given by:

(a)delivering it personally to the Participant or to the person claiming or deriving rights through him or her, as the case may be; or

(b)mailing it postage paid (provided that the postal service is then in operation) or delivering it to the address which is maintained for the Participant in the Company's records.

10.2 Any payment, notice, statement, certificate or instrument required or permitted to be given to the Company shall be given by mailing it postage prepaid (provided that the postal service is then in operation) or delivering it to the Company at the following address:

Open Text Corporation
275 Frank Tompa Drive,
Waterloo, Ontario
N2L 0A1

Attention: Chief Financial Officer

10.3 Any payment, notice, statement, certificate or other instrument referred to in Sections 8.1 or 10.2 hereof, if delivered, shall be deemed to have been given or delivered on the date on which it was delivered or, if mailed (provided that the postal service is then in operation), shall be deemed to have been given or delivered on the second Business Day following the date on which it was mailed.

11. GENERAL

11.1        The Company shall have the power to, without approval by way of resolution of the holders of Shares unless otherwise stated, at any time and from time to time either prospectively or retrospectively, amend, suspend or terminate the Plan or any Option granted under the Plan, provided that:

(a)any such amendment, suspension or termination is subject to any approvals required under Applicable Law;

(b)no such amendment, suspension or termination shall be made at any time to the extent such action would materially adversely affect the existing rights of a Participant with respect to any then outstanding Option, as determined by the Company acting in good faith, without his or her consent in writing, except to the extent required by Applicable Law; and

(c)any such amendment in respect of the following shall become effective only upon approval by way of resolution of the holders of Shares:

(i)any amendment to the maximum number of Shares specified in Section 5.1 in respect of which Options may be granted under the Plan (other than pursuant to Article 6);

(ii)any amendment that would reduce the Option Price at which Options may be granted below the price provided for in Section 3.3 (other than pursuant to Article 6);

(iii)any amendment that would allow a Replacement Security to be granted in a manner not currently permitted under Section 5.5;

(iv)any amendment that would increase any of the percentage limits in Sections 5.2 or 5.3;

(v)any amendment that would increase the maximum term of an Option beyond seven years;

(vi)any amendment that would extend the term of any outstanding Option to a date beyond the Latest Exercise Date;

(vii)any amendment that would reduce the Option Price of an outstanding Option (other than pursuant to Article 6);

(viii)any amendment that would permit assignments to persons not currently permitted under the Plan;

(ix)any amendment to the definition of “Eligible Employee” or any defined term used therein that would expand the scope of the term “Eligible Employee”; and

(x)any amendment to this Section 11.1.

11.2        Notwithstanding section 11.1, the Company is prohibited from repricing any Option granted under the Plan.

11.3        The Company shall have the power to make such rules and regulations for the administration of this Plan, and to interpret the provisions hereof and of such rules and regulations, as it shall in its sole discretion determine to be appropriate;

11.4        The determination by the Company of any question which may arise as to the interpretation or implementation of the Plan or any of the Options granted hereunder shall be final and binding on all Participants and other persons claiming or deriving rights through any of them.

11.5        The Plan shall enure to the benefit of and be binding upon the Company, its successors and assigns. The interest of any Participant under the Plan or in any Option shall not be transferable or alienable by him or her either by pledge, assignment or in any other manner whatsoever and, during his lifetime, shall be vested only in him or her, but shall thereafter enure to the benefit of and be binding upon the legal personal representatives of the Participant in accordance with the terms hereof.

11.6        The Company's obligation to issue Shares in accordance with the terms of this Plan and any Options granted hereunder is subject to compliance with Applicable Law. As a condition of participating in the Plan, each Participant agrees to comply with all such laws, rules and regulations and agrees to furnish to the Company all information and undertakings as may be required to permit compliance with such laws, rules and regulations.

11.7        No Participant shall have any rights as a shareholder in respect of Shares subject to an Option until such Shares have been paid for in full and issued.

11.8        No Participant or other person shall have any claim or right to be granted Options under the Plan. Neither the Plan nor any action taken thereunder shall interfere with the right of the employer of a Participant to terminate that Participant's employment at any time. Neither any period of notice nor any payment in lieu thereof upon termination of employment shall be considered as extending the period of employment for the purposes of the Plan, except as otherwise expressly required by applicable employment standards legislation.

11.9        The Board shall be entitled to make such rules, regulations and determinations as it deems appropriate under the Plan in respect of any leave of absence or disability of any Participant. Without limiting the generality of the foregoing, the Board shall be entitled to determine (i) whether or not any such leave of absence shall constitute a termination of employment within the meaning of the Plan, and (ii) the impact, if any, of any such leave of absence on awards under the Plan theretofore made to any Participant who takes such leave of absence (including, without limitation, whether or not such leave of absence shall cause any Options to expire and the impact upon the time or times such Options shall become exercisable).

11.10        This Plan and any Options granted hereunder shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

11.11        This Plan is hereby instituted and in effect as of the Effective Date, provided that (i) any Options granted prior to the approval of the Plan by the shareholders of the Corporation shall not be exercisable until such shareholder approval has been obtained, and (ii) the Plan and any Options granted under the Plan shall terminate the day after the next annual meeting of shareholders of the Corporation unless the Plan has been approved by shareholders at such meeting.

Appendix I
OPTION AWARD AGREEMENT

THIS AGREEMENT is made effective as of the [insert date] day of [insert month], [insert year] (the “Date of Grant”), by and among Open Text Corporation (the “Company”) and the undersigned Eligible Employee (the “Optionee”) (collectively, the “Parties”).
WHEREAS, the Company has adopted the 2004 Stock Option Plan (as amended September 14, 2020), as may be further amended from time to time (the “Plan”), in order to provide additional incentive to “Eligible Employees” of the Company (as defined in the Plan);
AND WHEREAS, the Company has determined to grant to the Optionee on the Date of Grant an Option, as provided herein, to encourage the Optionee’s efforts toward the continuing success of the Company;
AND WHEREAS, the Award (as defined below) is evidenced by this Stock Option Award Agreement (“Award Agreement”), which together with the Plan, describes all the terms and conditions of the Award granted to the Optionee.
NOW, THEREFORE, the Parties agree as follows:
1.Grant of Award. The Company hereby grants to the Optionee, on the Date of Grant, a Stock Option (the “Option”) to purchase [●] Shares of the Company (the “Award”) at an exercise price of $[●] per Share (the “Option Price”), subject to the terms and conditions of this Award Agreement and the Plan.

2.Vesting: Term of Award. Shares in each period shall become vested as follows:

Shares Vest Type Full Vest Expiration
[Insert #] [On Vesting Date] [Insert date] [Insert date]
[Insert #] [On Vesting Date] [Insert date] [Insert date]
[Insert #] [On Vesting Date] [Insert date] [Insert date]

3.Misconduct. The Optionee agrees to reimburse the Company, upon demand by the Company, for any gain realized on the vesting, exercise, sale, transfer or other disposition of any Option or Shares underlying such option, where the Board has determined that, as a direct or indirect result of fraud, wilful misconduct, gross negligence, including a material error in judgment (individually and collectively, “Misconduct”) by the Optionee affecting the financial performance or financial statements of the Company, or the price of the Shares, or the number or fair market value of such Option or Shares underlying such option, was larger than it would have been in the absence of such Misconduct, Optionee shall reimburse the Company for its reasonable costs, including out-of-pocket expenses, incurred in recovering from Optionee the amount to be reimbursed to the Company.

4.No Right to Continued Employment. Nothing in this Award Agreement or the Plan shall interfere with or limit in any way the right of the Company to terminate the Optionee’s employment, nor confer upon the Optionee any right to continuance of employment by the Company or continuance of services to the Company.

5.Withholding of Taxes. Upon the exercise of an Option, the Company shall have the right to require the Optionee to remit to the Company an amount sufficient to satisfy all federal, provincial, state and local withholding tax requirements, if any, prior to the delivery of any certificate or certificates for Shares.

6.Optionee Bound by Plan; Award Subject to Terms of Plan. The Optionee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. This Award Agreement shall be construed in accordance and consistent with, and is subject to, the provisions of the Plan (the provisions of which are hereby incorporated by reference), as well as any and all determinations, policies, instructions, interpretations and rules of the Board in connection with the Plan. Except as otherwise expressly set forth herein, the capitalized terms used in this Award Agreement shall have the same definitions as set forth in the Plan.

7.Modification of Agreement. The Board may make amendments or changes to this Award Agreement, subject to the terms and conditions of the Plan.

8.Severability. Should any provision of this Award Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Award Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

9.Governing Law. The validity, interpretation, construction and performance of this Award Agreement shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

10.Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Award Agreement or the Plan shall be determined by the Board in its sole discretion. Any determination made hereunder shall be final, binding and conclusive on the Optionee, the Optionee’s heirs, executors, administrators, successors and any other person claiming through the Optionee and the Company for all purposes.

11.Entire Agreement. This Award Agreement and the terms and conditions of the Plan constitute the entire understanding between the Parties, and supersede all other agreements, whether written or oral, with respect to the Award. In the event of any disagreement or inconsistency between the terms of this Award Agreement and the Plan, the terms of the Plan have priority over this Award Agreement.

12.Headings. The headings of this Award Agreement are inserted for convenience only and do not constitute a part of this Award Agreement.

OPEN TEXT CORPORATION

By: ________________________________
Name:
Title:

OPTIONEE

______________________________
Name: